TRAEGER ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS
PROVIDES GUIDANCE FOR 2022
SALT LAKE CITY, Ut., March 23, 2022 (BUSINESS WIRE) -- Traeger, Inc. ("Traeger" or the "Company") (NYSE: COOK), creator and category leader of the wood pellet grill, today announced its financial results for the fourth quarter and year ended December 31, 2021.
Fourth Quarter Highlights
•Total revenues increased 30.8% to $174.9 million
•Gross profit margin of 37.4%, down 80 basis points compared to prior year
•Net loss of $33.7 million; net loss of $0.29 per share
•Adjusted net income of $3.6 million; adjusted net income of $0.03 per share
•Adjusted EBITDA of $13.8 million
Full year 2021 Results
•Total revenues increased 43.9% to $785.5 million, exceeding prior guidance of $760 million to $770 million
•Gross profit margin of 38.7%
•Net loss of $88.8 million; net loss of $0.79 per share
•Adjusted net income of $66.9 million; adjusted net income of $0.60 per share
•Adjusted EBITDA of $109.0 million, exceeding prior guidance of $103 million to $108 million

"We are very pleased with our fourth quarter performance as we continue to see strong momentum across our categories and geographies. Stepping back, we achieved several milestones in 2021 including a successful IPO, our acquisition of MEATER, and the introduction of a new direct to consumer platform, Traeger Provisions. Along with that, we achieved fourth quarter sales growth of 30.8% which capped a tremendous year with full year sales increasing 43.9% versus 2020. While we are projecting lower than typical growth in 2022, our strong multi-year growth CAGR and market share gains give us confidence in our long-term opportunity to grow household penetration and to disrupt the grilling category. Despite near-term headwinds, we are very excited about the upcoming year with significant new product innovation throughout our categories and we remain focused on executing strategic initiatives that we believe will drive long-term shareholder value," said Jeremy Andrus, CEO of Traeger.

Operating Results for the Fourth Quarter
Total revenues increased by 30.8% to $174.9 million, compared to $133.7 million in the fourth quarter last year, driven by strong performance across the following product categories:
•Grills revenues increased 9.3% to $100.7 million as compared to the fourth quarter last year. The increase was driven by higher average selling prices due to the price increases implemented in the second half of the year as well as mix, partially offset by lower unit volume compared to prior year.
•Consumables revenues decreased 19.4% to $26.1 million as compared to the fourth quarter last year. The decline reflects a return to normal seasonal ordering patterns following a very strong fourth quarter 2020 when consumables revenues grew 121%.
•Accessories revenues increased 424.5% to $48.1 million as compared to the fourth quarter last year. This increase was primarily driven by the acquisition of Apption Labs Limited and its subsidiaries (collectively, "MEATER") and continued strong growth of Traeger-branded accessories.
Geographically, North America revenues increased 19.6% driven by strong growth in the US as well as continued strength in Canada. Rest of World revenues increased 439.5% reflecting the continued robust growth in core international markets.
Gross profit increased to $65.5 million, compared to $51.1 million in the fourth quarter last year. Gross profit margin was 37.4% in the fourth quarter, compared to 38.2% in the same period last year. Gross margin was down 80 basis points, reflecting higher inbound freight costs, the amortization of acquired intangible assets and increased warehousing costs, offset by price increases implemented in the second half of 2021, a higher mix of customer orders fulfilled via our direct import program, favorability in freight out, and a favorable change in the cost per grill for WiFIRE connectivity.
Sales and marketing expenses were $38.5 million, compared to $29.4 million in the fourth quarter last year. The increase was driven primarily by advertising costs related to MEATER, which is not a component of the 2020 comparable period. The increase was also driven by higher equity-based compensation expense of $3.4 million due to the restricted stock units issued under the Traeger, Inc. 2021 Incentive Award Plan, as well as higher personnel-related expenses associated with an increase in headcount in our marketing, customer experience and sales functions.
General and administrative (“G&A”) expenses were $44.4 million, compared to $14.6 million in the fourth quarter last year. The increase in general and administrative expense was driven primarily by higher equity-based compensation expense of $15.6 million due to the restricted stock units issued under the Traeger, Inc. 2021 Incentive Award Plan, higher personnel-related expenses, increased professional services fees related to non-routine costs for our Traeger Provisions platform, and non-routine legal expenses.
Net loss was $33.7 million, or $0.29 per diluted share, as compared to a net loss of $3.3 million, or $0.03 per diluted share,1 in the fourth quarter of last year.
Adjusted net income was $3.6 million, or $0.03 per diluted share as compared to adjusted net income of $3.7 million, or $0.03 per diluted share in the fourth quarter last year.2
Adjusted EBITDA was $13.8 million compared to $13.8 million in the fourth quarter last year.2

1 There were no potentially dilutive securities outstanding as of December 31, 2021 and December 31, 2020.
2 Reconciliations of GAAP to non-GAAP financial measures, as well as definitions for the non-GAAP financial measures included in this press release and the reasons for their use, are presented below.

Operating Results for the Full Year ended December 31, 2021
Total revenues increased by 43.9% to $785.5 million, compared to $545.8 million last year, driven by growth across product categories:
•Grills revenues increased 39.2% to $544.2 million, compared to $391.0 million last year. The increase was driven by higher unit volumes and higher average selling prices.
•Consumables revenues increased 13.3% to $136.2 million, compared to $120.2 million last year, driven by repeating sales of wood pellets and other consumables from our installed base of grills, as well as increased unit volume associated with the expansion of our installed base of grills.
•Accessories revenues increased 204.9% to $105.1 million, compared to $34.5 million last year. This increase was primarily driven by the acquisition of MEATER and strong consumer demand for Traeger-branded accessories.
Geographically, North America revenues increased 39.1% driven by strong growth in the US as well as continued strength in Canada. Rest of World revenues increased 205.0% reflecting the continued robust growth in core international markets.
Gross profit increased to $303.7 million, compared to $235.4 million last year. Gross profit margin was 38.7%, compared to 43.1% last year. The decrease in gross profit margin was primarily due to increased freight costs and logistics costs, offset by price actions taken in the second-half of the year and a favorable change in the cost per grill for WiFIRE connectivity.
Sales and marketing expenses were $165.2 million, compared to $93.7 million last year. The increase was primarily due to increased advertising expense to expand brand awareness and to drive demand as well as higher equity-based compensation. In addition, sales and marketing expense increased due to additional investments in talent across marketing, sales and customer experience.
General and administrative (“G&A”) expenses were $158.6 million, compared to $50.2 million last year. The increase in G&A expenses was driven by higher equity-based compensation expense, increased professional fees and increased investments in personnel-related expenses.
Net loss was $88.8 million, or a loss of $0.79 per diluted share, as compared to net income of $31.6 million, or $0.29 per diluted share in the same period last year.
Adjusted net income was $66.9 million, or $0.60 per diluted share, as compared to adjusted net income of $73.3 million, or $0.67 per diluted share in the same period last year.2
Adjusted EBITDA was $109.0 million compared to $116.1 million in the same period last year.2
Balance Sheet
Cash and cash equivalents at December 31, 2021 totaled $16.7 million, compared to $11.6 million at December 31, 2020.
Inventory at December 31, 2021 was $145.0 million, compared to $68.8 million at December 31, 2020. While strategically navigating challenges in the global supply chain, we have invested in and managed our inventory balance to a level that represents the right product mix to meet expected demand and targeted levels of safety stock. Inventory costs increased primarily due to macroeconomic factors, including increased freight rates, logistics costs, rising commodity prices and other product costs, as well as inventory related to MEATER, which was not in the comparable period of the prior year.

Guidance For Full Year Fiscal 2022
Full year guidance reflects a moderation in year over year sales growth driven by comparing against two years of accelerated retail activity and the impact of inflationary pressures and geopolitical turmoil on consumer sentiment and discretionary spending, as well as gross margin pressures due to global supply chain challenges.
•Total revenue is expected to be between $800 million and $850 million
•Adjusted EBITDA is expected to be between $70 million and $80 million

Guidance For First Quarter 2022
First quarter guidance reflects a decline in year over year sales growth driven by comparing against accelerated retail activity in the first quarter of 2021 and the impact of inflationary pressures and geopolitical turmoil on consumer sentiment and discretionary spending, as well as gross margin pressures due to global supply chain challenges.
•Total revenue is expected to be between $208 million and $212 million
•Adjusted EBITDA is expected to be between $22 million and $24 million
A reconciliation of Adjusted EBITDA guidance to net loss on a forward-looking basis cannot be provided without unreasonable efforts, as the Company is unable to provide reconciling information with respect to provision (benefit) for income taxes, other (income) expense, interest expense, depreciation and amortization, equity-based compensation, non-routine legal expenses, non-routine start-up costs, non-routine acquisition expenses, change in fair value of contingent consideration, offering related expenses, non-routine refinancing expenses, and other adjustment items all of which are adjustments to Adjusted EBITDA.
Conference Call Details
A conference call to discuss the Company's fourth quarter and full year 2021 results is scheduled for March 23, 2022, at 4:30 p.m. ET. To participate, please dial (646) 904-5544 or (929) 526-1599 for international callers, conference ID 606484. The conference call will also be webcast live at https://investors.traeger.com. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (929) 458-6194 or +44 (204) 525-0658 for international callers, conference ID 415189. A replay of the webcast will also be available approximately two hours after the conclusion of the call on the Company's website at https://investors.traeger.com.
Annual Meeting Date
The Board of Directors of Traeger, Inc. has established June 14, 2022 as the date of its Annual Meeting of Stockholders (the “2022 Annual Meeting”). The 2022 Annual Meeting will be held virtually by means of remote communication. The details of the virtual annual meeting, including how stockholders can log into the virtual meeting, vote and submit questions, will be disclosed in the Company’s definitive proxy statement for the 2022 Annual Meeting to be filed with the Securities and Exchange Commission.
Any stockholder seeking to bring business before the 2022 Annual Meeting or to nominate a director must provide timely notice, as set forth in the Company’s Bylaws (the “Bylaws”). Specifically, written notice of any proposed business or nomination must be received at the Company’s principal executive offices no later than April 2, 2022 (which is the tenth day following this public announcement of the date of the 2022 Annual Meeting). Any notice of proposed business or nomination must comply with the specific requirements set forth in the Bylaws.
About Traeger
Traeger, headquartered in Salt Lake City, is the creator and category leader of the wood pellet grill, an outdoor cooking system that ignites all-natural hardwoods to grill, smoke, bake, roast, braise, and barbecue. Our grills are versatile and easy to use, empowering cooks of all skill sets to create delicious meals with a wood-fired flavor that cannot be replicated with gas, charcoal, or electric grills. Grills are at the core of our platform and are complemented by Traeger wood pellets, rubs, sauces, premium frozen meal kits and accessories.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our anticipated first quarter and full year fiscal 2022 results. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, our history of operating losses; the sustainability of our growth rates; our ability to manage or future growth effectively; our growth depending in part on our continued penetration and expansion into additional markets; our dependence on maintaining and strengthening our brand to generate and maintain ongoing demand for our products; our ability to cost-effectively attract new customers or retain our existing customers; our failure to maintain product quality and product performance at an acceptable cost; product liability and warrant claims and product calls; the highly competitive market in which we operate; use of social media and community ambassadors affecting our reputation or subjecting us to fines or other penalties; any decline in sales of our grills, which would negatively affect our future revenue and results; any decline in demand from certain retailers; our ability to anticipate customer preferences; our ability to maximize short-term financial results; the market for wood pellet grills; the COVID-19 pandemic; and the other factors discussed under the caption "Risk Factors" in our periodic and current reports filed with the Securities and Exchange Commission from time to time, including our Quarterly Report on Form 10-Q for the period ended September 30, 2021, and, once filed, our Annual Report on Form 10-K for the year ended December 31, 2021. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
CONTACT:
Investors:
Nick Bacchus
Traeger, Inc.
investor@traeger.com
Jean Fontana / Bruce Williams
ICR, Inc.
investor@traeger.com
Media:
ICR, Inc.
TraegerPR@icrinc.com

TRAEGER, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except unit, share, and per share amounts)

	December 31,
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$16,740	$11,556
Accounts receivable, net	92,927	64,840
Inventories	145,038	68,835
Prepaid expenses and other current assets	15,036	13,776
Total current assets	269,741	159,007
Property, plant, and equipment, net	55,477	32,404
Goodwill	297,047	256,838
Intangible assets, net	555,151	539,841
Other long-term assets	3,608	1,491
Total assets	$1,181,024	$989,581

LIABILITIES, MEMBER’S, AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$42,694	$21,673
Accrued expenses	69,773	54,697
Line of credit	41,138	—
Current portion of notes payable	—	3,407
Current portion of capital leases	420	296
Current portion of contingent consideration	12,200	—
Total current liabilities	166,225	80,073
Notes payable	379,395	433,605
Capital leases, net of current portion	677	536
Contingent consideration, net of current portion	13,100	—
Deferred tax liability	11,673	—
Other long-term liabilities	434	327
Total liabilities	571,504	514,541
Commitments and contingencies (see Note 14)
Member’s and stockholders' equity
0 and 108,724,422 member’s capital common units authorized, issued, and outstanding as of December 31, 2021 and 2020	—	—
Preferred stock, $0.0001 par value; 25,000,000 shares authorized and no shares issued or outstanding as of December 31, 2021 and 2020	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized
Issued shares - 117,547,916 and 0 as of December 31, 2021 and 2020
Outstanding shares - 117,547,916 and 0 as of December 31, 2021 and 2020	12	—
Member’s capital	—	571,038
Additional paid-in capital	794,413	—
Accumulated deficit	(184,819)	(95,998)
Accumulated other comprehensive loss	(86)	—
Total member’s and stockholders' equity	609,520	475,040
Total liabilities, member’s, and stockholders' equity	$1,181,024	$989,581

TRAEGER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year-ended December 31,
	2021	2020	2021	2020
Revenue	$174,932	$133,727	$785,545	$545,772
Cost of revenue	109,481	82,584	481,834	310,408
Gross profit	65,451	51,143	303,711	235,364
Operating expense:
Sales and marketing	38,541	29,353	165,180	93,690
General and administrative	44,373	14,606	158,555	50,243
Amortization of intangible assets	8,888	8,135	34,379	32,533
Change in fair value of contingent consideration	900	—	3,800	—
Total operating expense	92,702	52,094	361,914	176,466
Income (loss) from operations	(27,251)	(951)	(58,203)	58,898
Other income (expense):
Interest expense	(5,253)	(7,764)	(26,646)	(34,073)
Loss on extinguishment of debt	—	—	(5,185)	—
Other income	1,590	5,480	2,702	7,526
Total other expense	(3,663)	(2,284)	(29,129)	(26,547)
Income (loss) before provision for income taxes	(30,914)	(3,235)	(87,332)	32,351
Provision for income taxes	2,744	52	1,489	749
Net income (loss)	$(33,658)	$(3,287)	$(88,821)	$31,602
Net income (loss) per share, basic and diluted	$(0.29)	$(0.03)	$(0.79)	$0.29
Weighted-average common shares outstanding, basic and diluted	117,547,916	108,724,387	112,374,669	108,724,387
Other comprehensive loss:
Foreign currency translation adjustments	$(97)	$—	$(86)	$—
Total other comprehensive loss	(97)	—	(86)	—
Comprehensive income (loss)	$(33,755)	$(3,287)	$(88,907)	$31,602

TRAEGER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Year-ended December 31,
	2021	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(88,821)	$31,602	$(29,593)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	9,150	7,762	6,057
Amortization of intangible assets	38,350	33,206	33,100
Amortization of deferred financing costs	2,523	2,762	2,640
Loss on disposal of property, plant, and equipment	274	186	618
Loss on extinguishment of debt	5,185	—	—
Equity-based compensation expense	81,112	12,810	2,352
Bad debt expense	468	—	206
Unrealized loss (gain) on derivative contracts	4,821	(6,087)	(581)
Change in fair value of contingent consideration	3,800	—	—
Change in operating assets and liabilities:
Accounts receivable	(26,365)	(30,170)	(8,494)
Inventories, net	(70,772)	(29,531)	(4,949)
Prepaid expenses and other current assets	(5,787)	(4,311)	(49)
Other long-term assets	(681)	—	—
Accounts payable and accrued expenses	20,417	28,351	17,052
Deferred rent	(866)	17	127
Net cash provided by (used in) operating activities	(27,192)	46,597	18,486
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant, and equipment	(23,714)	(14,127)	(7,501)
Capitalization of patent costs	(563)	(511)	(503)
Proceeds from notes receivable	—	21	48
Business combination, net of cash acquired	(56,855)	(12,724)	(1,141)
Net cash used in investing activities	(81,132)	(27,341)	(8,997)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	118,000	57,000	34,500
Repayments on line of credit	(67,862)	(67,000)	(40,000)
Proceeds from long-term debt	510,000	—	—
Payment of deferred financing costs	(8,601)	(810)	—
Repayments of long-term debt	(579,921)	(3,407)	(3,407)
Principal payments on capital lease obligations	(382)	(310)	(273)
Distribution to members	—	(250)	(80)
Proceeds from initial public offering, net of issuance costs	142,274	—	—
Net cash provided by (used in) financing activities	113,508	(14,777)	(9,260)
Net increase in cash	5,184	4,479	229
Cash at beginning of period	11,556	7,077	6,848
CASH AT END OF PERIOD	$16,740	$11,556	$7,077

TRAEGER, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

(Continued)	Year-ended December 31,
	2021	2020	2019
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$23,444	$31,327	$36,791
Cash paid for income taxes	$1,654	$76	$124
NON-CASH FINANCING AND INVESTING ACTIVITIES
Equipment purchased under capital leases	$645	$393	$350
Property, plant, and equipment included in accounts payable	$7,351	$576	$318
Unpaid amount for acquisition of subsidiaries included in accrued expenses	$—	$2,414	$—

TRAEGER, INC.
RECONCILIATIONS OF AND OTHER INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES
(unaudited)
In addition to our results and measures of performance determined in accordance with U.S. GAAP, we believe that certain non-GAAP financial measures are useful in evaluating and comparing our financial and operational performance over multiple periods, identifying trends affecting our business, formulating business plans and making strategic decisions.
Each of Adjusted EBITDA and Adjusted Net Income is a key performance measure that our management uses to assess our financial performance and is also used for internal planning and forecasting purposes. We believe that these non-GAAP financial measures are useful to investors and other interested parties in analyzing our financial performance because it provides a comparable overview of our operations across historical periods. In addition, we believe that providing each of Adjusted EBITDA and Adjusted Net Income, together with a reconciliation of net income (loss) to each such measure, helps investors make comparisons between our company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. For example, due to finite-lived intangible assets included on our balance sheet following our corporate reorganization in 2017, we have significant non-cash amortization expense attributable to the nature of our capital structure.
Each of Adjusted EBITDA and Adjusted Net Income is used by our management team as an additional measure of our performance for purposes of business decision-making, including managing expenditures, and evaluating potential acquisitions. Period-to-period comparisons of Adjusted EBITDA and Adjusted Net Income help our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of net income or income from continuing operations. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Each of Adjusted EBITDA and Adjusted Net Income has inherent limitations because of the excluded items and may not be directly comparable to similarly titled metrics used by other companies.
Adjusted EBITDA
We calculate Adjusted EBITDA as net income (loss) adjusted to exclude provision for income taxes, other (income) expense, interest expense, depreciation and amortization, equity-based compensation, non-routine legal expenses, non-routine start-up costs, non-routine acquisition expenses, change in fair value of contingent consideration, offering related expenses, non-routine refinancing expenses, and other adjustment items. Other (income) expense are gains (losses) on disposal of property, plant and equipment, impairments of long-term assets, unrealized gains (losses) from derivatives, and the loss on extinguishment of debt upon refinancing and early repayment. Non-routine legal expenses are primarily external legal expenses for litigation, patent and trademark defense, and legal costs related to an acquisition. Non-routine start-up costs represent investments in Traeger Provisions. Non-routine acquisition expenses are primarily for consulting and legal costs incurred in connection with the acquisition of MEATER. Change in fair value of contingent consideration results from changes in the fair value of the contingent consideration associated with the acquisition of MEATER due to changes in discount periods and rates, and changes in probability assumptions with respect to the likelihood of achieving the performance targets. Offering related expenses are primarily for a one-time bonus paid to certain employees, including certain of our executive officers, as well as legal and consulting costs incurred in connection with our IPO process. Non-routine refinancing expenses are primarily for consulting and legal costs incurred to refinance our credit facilities. Other adjustment items include inventory write-offs and restoration of our wood pellet production facility due to flood damage sustained as a result of a tropical storm and costs to establish our China warehouse.3 Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA and Adjusted EBITDA Margin should be viewed as measures of operating performance that are supplements to, and not substitutes for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income
3 Includes $1.2 million of inventory write-offs and restoration of our wood pellet production facility due to flood damage sustained as a result of a tropical storm and $0.1 million of costs to establish our China warehouse.

(loss). The following table presents a reconciliation of net income (loss), the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted EBITDA on a consolidated basis.

	Three Months Ended December 31,		Year-ended December 31,
	2021	2020	2021	2020
	(dollars in thousands)
Net income (loss)	$(33,658)	$(3,287)	$(88,821)	$31,602
Adjusted to exclude the following:
Provision for income taxes	2,744	52	1,489	749
Other (income) expense	473	(3,789)	10,518	(5,947)
Interest expense	5,253	7,764	26,646	34,073
Depreciation and amortization	12,984	10,574	47,499	40,968
Equity-based compensation	19,401	1,751	81,112	12,810
Non-routine legal expenses	2,275	741	6,343	1,820
Non-routine start-up costs	3,038	—	8,901	—
Non-routine acquisition expenses	—	—	2,624	—
Change in fair value of contingent consideration	900	—	3,800	—
Offering related expenses	83	—	3,725	—
Non-routine refinancing expenses	—	—	3,895	—
Other adjustment items	304	—	1,276	—
Adjusted EBITDA	$13,797	$13,806	$109,007	$116,075
Revenue	174,932	133,727	785,545	545,772
Net (loss) income as a percentage of revenue	(19.2)%	(2.5)%	(11.3)%	5.8%
Adjusted EBITDA Margin	7.9%	10.3%	13.9%	21.3%

Adjusted Net Income
We calculate Adjusted Net Income as net income (loss) adjusted to exclude other (income) expense, equity-based compensation, non-routine legal expenses, amortization of acquisition intangibles, non-routine start-up costs, non-routine acquisition expenses, change in fair value of contingent consideration, offering related expenses, non-routine refinancing expenses, other adjustment items, and tax impact of adjusting items. Amortization of acquisition intangibles includes amortization expense associated with intangible assets recorded in connection with the 2017 corporate reorganization and acquisition of Traeger Pellet Grills Holdings LLC. Tax impact of adjusting items for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on Adjusted Net Income. This rate is based on our estimated annual GAAP income (loss) tax rate forecast, adjusted to account for items excluded from GAAP income (loss) in calculating the non-GAAP financial measures presented below.
Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates, our estimated tax rate on Adjusted Net Income may differ from our GAAP tax rate and from our actual tax liabilities. Adjusted Net Income should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income (loss). The following table presents a reconciliation of net (loss) income, the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted Net Income on a consolidated basis.

	Three Months Ended December 31,		Year-ended December 31,
	2021	2020	2021	2020
	(in thousands)
Net income (loss)	$(33,658)	$(3,287)	$(88,821)	$31,602
Adjusted to exclude the following:
Other expense (income)	473	(3,789)	10,518	(5,947)
Equity-based compensation	19,401	1,751	81,112	12,811
Non-routine legal expenses	2,275	741	6,343	1,821
Amortization of acquisition intangibles	8,253	8,253	33,014	33,014
Non-routine start-up costs	3,038	—	8,901	—
Non-routine acquisition expenses	—	—	2,624	—
Change in fair value of contingent consideration	900	—	3,800	—
Offering related expenses	83	—	3,725	—
Non-routine refinancing expenses	—	—	3,895	—
Other adjustment items	304	—	1,276	—
Tax impact of adjusting items	2,555	—	477	—
Adjusted net income	$3,624	$3,669	$66,864	$73,301